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EXHIBIT 99


OVERHILL FARMS, INC. REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL 2005 RESULTS

REPORTS $3.7 MILLION NET INCOME ON 21.4% REVENUE INCREASE FOR FISCAL YEAR

Los Angeles, CA (November 23, 2005) -- Overhill Farms, Inc. (AMEX: OFI) today announced preliminary unaudited results for its fiscal fourth quarter and for the fiscal year ended October 2, 2005.

For fiscal year 2005, the company anticipates reporting net income of $3.7 million or 25 cents per share, compared to a net loss of $2.1 million or (14) cents per share for fiscal 2004. The company attributes the improvement in net income to increased sales and effective cost control and to the fact that fiscal 2004 results included a $2.8 million charge ($1.7 million net of tax effect) for debt extinguishment.

Revenues for the year ended October 2, 2005 (a 53-week fiscal year) increased 21.4% to $162.6 million from $134.0 million for fiscal 2004 (a 52-week fiscal year). The company indicated that sales to retail customers increased due to higher sales to national brand customers and foodservice sales grew as a result of increased sales to an existing customer due to both increased product demand and Overhill Farms' attainment of a larger share of this customer's business. Airline sales also grew modestly. The company expects sales to continue at or above the levels seen in fiscal 2005.

Net income for the fourth quarter is expected to be $956,000 or 6 cents per share, compared to a loss of $99,000 or (1) cent per share for the same period in fiscal 2004. Net income for the quarter included a tax benefit of $357,000.

The company expects to report revenues of $36.7 million for the fourth quarter, compared to revenues of $37.2 million for the same period in fiscal 2004. The company said sales to two large customers decreased from the third to the fourth quarter of fiscal 2005, but added that it expects to replace these revenues with sales to existing and new customers. Sales to a national retail brand customer declined by $1.8 million in the fourth quarter due to a discontinued product line. The company expects to replace these lost sales with sales to a newly acquired account beginning in the first quarter of fiscal 2006. A second national retail brand shifted production of certain items from the company to the customer's own manufacturing facility, causing a $2.7 million decline in sales in the fourth quarter. The company expects to begin sales of a new product line to the same customer in the first quarter of fiscal 2006, which the company anticipates will replace the lost sales to this customer.

"We are obviously pleased to report these preliminary results for the fiscal year just ended. We look forward to reporting full results with the filing of our Form 10-K," said Jim Rudis, Chairman and CEO of Overhill Farms. "Sales increases have been key to our improved results in 2005, and our main production facility, opened in 2003, is operating at approximately 60% capacity, leaving plenty of available capacity for future sales growth."

Mr. Rudis said that because of the company's stronger results, the company has made voluntary prepayments on its debt principal. "One of our primary objectives is to reduce our debt and to continue to strengthen our balance sheet." Rudis added, "We have paid debt down by $5.7 million during 2005, and we intend to continue to reduce our outstanding debt as our cash position permits." The company indicated that it anticipates filing its Form 10-K with the Securities and Exchange Commission on or about December 9, 2005.


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Overhill Farms is a value-added supplier of custom high quality frozen foods to foodservice, retail and airline customers.

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THIS NEWS RELEASE CONTAINS DISCLOSURES THAT ARE FORWARD-LOOKING STATEMENTS
WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS OR BELIEFS AND INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING THE COMPANY'S OPERATIONS AND FINANCIAL PERFORMANCE AND CONDITION AND STATEMENTS REGARDING ANTICIPATED IMPROVEMENTS IN MANUFACTURING PROCESSES, SALES VOLUME AND OVERALL GROSS MARGINS, THE POTENTIAL FOR EXISTING CUSTOMERS TO GENERATE SIGNIFICANT SALES VOLUME IN THE FUTURE, AND THE COMPANY'S ABILITY TO DECREASE EXPENSES, PREPAY ITS DEBT, STRENGTHEN ITS BALANCE SHEET AND ACHIEVE SOLID FINANCIAL PERFORMANCE IN FISCAL YEAR 2006. FOR THIS PURPOSE, STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. ALL STATEMENTS REGARDING THE COMPANY'S EXPECTED FUTURE FINANCIAL POSITION, RESULTS OF OPERATIONS, CASH FLOWS, DIVIDENDS, FINANCING PLANS, BUSINESS STRATEGY, BUDGETS, PROJECTED COSTS OR COST SAVINGS, CAPITAL EXPENDITURES, COMPETITIVE POSITIONS, CONTINUATION OR EXPANSION OF GOVERNMENTAL PROGRAMS, GROWTH OPPORTUNITIES FOR EXISTING PRODUCTS OR PRODUCTS UNDER DEVELOPMENT, BENEFITS FROM NEW TECHNOLOGY, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS AND MARKETS FOR STOCK, AND STATEMENTS REGARDING FUTURE OPPORTUNITIES, ACQUISITIONS OR BUSINESS COMBINATIONS ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS IN WHICH WE USE WORDS SUCH AS "EXPECT," "BELIEVE," "ANTICIPATE," "CONFIDENT," "INTEND," "STRATEGY," "PLAN," "WILL," "ESTIMATE," "PROJECT," "GOAL," "TARGET," "PROSPECTS," "OPTIMISTIC" OR SIMILAR EXPRESSIONS. ALTHOUGH WE BELIEVE THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, WE CANNOT ASSURE YOU THAT THESE EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE REFLECTED IN THE FORWARD-LOOKING STATEMENTS.

THE COMPANY CAUTIONS THAT THESE STATEMENTS BY THEIR NATURE INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY DEPENDING ON A VARIETY OF IMPORTANT FACTORS, INCLUDING, AMONG OTHERS, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING; MARKET CONDITIONS AND WEATHER PATTERNS THAT MAY AFFECT THE COST OF RAW MATERIAL AS WELL AS THE MARKET FOR THE COMPANY'S PRODUCTS; CHANGES IN THE COMPANY'S BUSINESS ENVIRONMENT, INCLUDING ACTIONS OF COMPETITORS AND CHANGES IN CUSTOMER PREFERENCES; THE OCCURRENCE OF ACTS OF TERRORISM, SUCH AS THE EVENTS OF SEPTEMBER 11, 2001, OR ACTS OF WAR; CHANGES IN GOVERNMENTAL LAWS AND REGULATIONS, INCLUDING INCOME TAXES; MARKET DEMAND FOR NEW AND EXISTING PRODUCTS; AND OTHER FACTORS AS MAY BE DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 26, 2004, AND OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.


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Contacts:



James Rudis, Chairman, President and CEO
Overhill Farms, Inc.
323-582-9977


Alexander Auerbach
Auerbach & Co. Public Relations
1-800-871-2583
auerbach@aapr.com